Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (File No. , 333-208550, Amendment No. 3) of our report dated December 11, 2015, relating to the financial statements of Rancho Santa Fe Mining, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of the financial statements assuming that the Company will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts”, in such Registration Statement.

/S/ KWCO, PC

KWCO, PC

Odessa, Texas 79762

August 5, 2016